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                                                                    Exhibit 10.5

October 28, 1999

James A. Perakis
59 Edgewater Drive
Wilton, CT  06897

Re: AMENDED & RESTATED AGREEMENT BETWEEN JAMES A. PERAKIS AND HYPERION SOLUTIONS CORPORATION ("THE COMPANY") DATED AS OF JANUARY 1, 1999 (THE "EMPLOYMENT AGREEMENT")

Dear Jim:

This letter reflects our agreement as of September 30, 1999 as to certain changes to your Employment Agreement.

1. The term of your employment under Section 2 of the Employment Agreement is extended until October 31, 1999, immediately after which date the Employment Agreement shall expire and your employment shall terminate. Upon the termination of your employment, you will have no right to severance pay, salary, bonus pay, expense reimbursement, or benefit continuation except as provided in paragraphs 2 and 3 below.

2. Promptly after the execution of this letter, the Company will pay you a bonus of $ 60,417 with respect to your service to the Company during fiscal year 1999 and that portion of fiscal 2000 ending on October 31, 1999 in lieu of the payment described in Section 3(b) of the Employment Agreement.

3. Following the termination of your employment as described in paragraph 1 above, the Company will select and pay the premium for basic major medical and dental insurance for you, your spouse and your children (in each case until such child reaches the age of twenty-one (21)), which insurance will be at least equivalent to the Company's current medical and dental insurance plans and in no event be less favorable than the more favorable of either medical and dental insurance, respectively, provided to the Company's senior executives generally or its employees generally. In the event that the terms of the insurance selected by the Company provide, at no additional cost, for coverage of children while students beyond age twenty one (21) but not beyond age twenty five (25), these benefits will be made available to you for your children. These benefits shall continue until you reach age sixty-five (65), or should you die earlier, until you otherwise would have reached the age of sixty-five (65).

4. As provided in the Nonqualified Stock Option Agreement between you and Hyperion Software Corporation dated September 19, 1996 (the


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     "Option Agreement"), while you continue to maintain a Business Relationship with the Company, you may continue to exercise any vested and unexercised options granted under the Option Agreement up to and including September
     19, 2006. Service as member of the Company's Board of Directors constitutes a "Business Relationship" for this purpose.

5. You hereby resign, effective October 31, 1999, from all positions as an officer or director of any direct or indirect subsidiaries of the Company. You are continuing as a member of the Board of Directors of the Company.

6. You acknowledge that your obligations under Section 7 (restrictions on employee), Section 8 (covenant not compete), Section 9 (proprietary information), Section 10 (injunctive relief) and Section 16 (choice of law) will survive the expiration of the Employment Agreement. The Company likewise acknowledges that the provisions of Section 5 (duties and extent of services) of the Employment Agreement (to the extent they address your ability to serve on the board of directors of other corporations) and the provisions of Section 14 (indemnification; D&O coverage) of the Employment Agreement shall survive for so long as you remain a member of the Company's Board of Directors.

7. With respect to your vested and exercisable Company stock options, the Company will, upon your request, seek all approval necessary to permit the option exercise price for such rights (and any applicable withholding tax) to be paid by delivery of shares of Company common stock having an aggregate fair market value equal as of the date of exercise to such option exercise price (and any applicable withholding tax), in accordance with the terms of the plan(s) and/or agreement(s) governing such rights.

Kindly acknowledge your agreement to the terms of this letter by countersigning in the space provided below.


Signed,


HYPERION SOLUTIONS CORPORATION

By: /s/  Jeffrey R. Rodek
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    Jeffrey R. Rodek, Chairman & CEO


Agreed and accepted.
/s/ James A. Perakis
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James A. Perakis